Exhibit 99.1

Date: October 23, 2012

Media Contact:

Michael Kinney

732-938-1031

mkinney@njresources.com

Investor Contact:

Dennis Puma

732-938-1229

dpuma@njresources.com

NEW JERSEY NATURAL GAS’ “SAFE” PROGRAM APPROVED

BY THE BOARD OF PUBLIC UTILITIES

WALL, N.J. – New Jersey Natural Gas (NJNG) today received approval from the New Jersey Board of Public Utilities (BPU) to implement its Safety Acceleration and Facility Enhancement (SAFE) program. Through SAFE, NJNG will replace 276 miles, or approximately 50 percent, of the cast iron and unprotected steel mains and associated services in its delivery system over the next four years. Cast iron and unprotected steel mains and services were the most commonly used in the industry prior to 1970, and are more susceptible to corrosion and leaks. Excluding third-party damage, this aged infrastructure accounts for over 95 percent of all leaks found within NJNG’s system.

“Ensuring the safety of our customers and the reliability of our system is the most important thing we do,” said Laurence M. Downes, chairman and CEO of New Jersey Natural Gas. “With the approval of our SAFE program, we will significantly reduce the older and more susceptible parts of our infrastructure over the next four years. We commend the BPU and Division of Rate Counsel and appreciate their support of our commitment to improve NJNG’s system and best serve our customers now and for generations to come.”

Approximately 570 miles of NJNG’s infrastructure have been identified as being at least 45 years old, and the company routinely addresses the replacement of these facilities through its annual capital construction plan. The accelerated replacement of this aged main through the SAFE program is consistent with the state’s Energy Master Plan and its emphasis on investment in natural gas infrastructure as a pathway to lower energy costs and enhanced energy security.

NJNG will provide to the BPU and Rate Counsel a list of SAFE projects to be addressed each year, with the first to be provided within 90 days of the Board Order. Anticipated work schedules will be filed on or about October 1 for each subsequent year the program is in effect.

NJNG will seek to recover its investment of $130 million of SAFE replacements over the four-year program, including a weighted average cost of capital of 6.9 percent, in the future. These investments will be subject to review in NJNG’s next base rate case, which will be filed no later than November 2015. There is no immediate impact on customer rates as a result of the approval of SAFE.

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NEW JERSEY NATURAL GAS’ “SAFE” PROGRAM APPROVED

BY THE BOARD OF PUBLIC UTILITIES

The SAFE program also has the potential to have a significant impact on New Jersey’s economy. According to a study conducted by the Rutgers University Bloustein School of Planning and Public Policy, for every million dollars spent on infrastructure construction projects by NJNG, 10.2 jobs are created. Utilizing this formula, it is projected that the SAFE program could create approximately 1,325 direct and indirect jobs, as well as $100 million in gross state product.

“In addition to strengthening our system, our SAFE investments can help New Jersey’s economy continue to grow,” Downes said. “And, that’s good for our customers, company and state.”

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, economic conditions and demographic changes in NJNG’s service territory, conditions in the credit markets and their potential impact on the company’s access to capital and borrowing costs, the impact of federal and state regulation (including the regulation of rates), the outcome of any future base rate cases, changes due to legislation at the federal and state level and terrorist attacks or threatened attacks on energy facilities or unrelated energy companies. NJR does not, by including this paragraph, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events. More detailed information about these factors is set forth under the heading “Risk Factors” in NJR’s filings with the Securities and Exchange Commission (SEC) including its most recent Form 10-K filed on November 23, 2011.

New Jersey Natural Gas

New Jersey Natural Gas is the principal subsidiary of New Jersey Resources, a Fortune 1000 company, that provides safe and reliable natural gas and renewable energy services, including transportation, distribution and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With $3 billion in annual revenues, NJR safely and reliably operates and maintains 6,800 miles of natural gas transportation and distribution infrastructure to serve approximately half a million customers; develops and manages a diverse portfolio of 1.5 Bcf/day of firm transportation and over 62.1 Bcf of firm storage capacity; offers low carbon, clean energy solutions through its commercial and residential solar programs and provides appliance installation, repair and contract service to nearly 135,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njresources.com, “Like” us at Facebook.com/NewJerseyNaturalGas, follow us on Twitter @NJNaturalGas and download our free NJR investor relations app for iPad.

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